ULURU INC.

NOTE, WARRANT, AND PREFERRED STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

Page

1.	Purchase and Sale of Preferred Stock; Issuance of Warrant and Note.	[INSERT PAGE NUMBER]

1.1.	The Loans	[INSERT PAGE NUMBER]

1.2.	Velocitas Subdistributor Assignment	[INSERT PAGE NUMBER]

1.3.	Sale and Issuance of Preferred Shares	[INSERT PAGE NUMBER]

1.4.	Closing; Delivery	[INSERT PAGE NUMBER]

1.5.	Defined Terms Used in this Agreement	[INSERT PAGE NUMBER]

2.	Representations and Warranties of the Company	[INSERT PAGE NUMBER]

2.1.	Organization, Good Standing, Corporate Power and Qualification	[INSERT PAGE NUMBER]

2.2.	Capitalization	[INSERT PAGE NUMBER]

2.3.	Authorization	[INSERT PAGE NUMBER]

2.4.	Valid Issuance of Securities	[INSERT PAGE NUMBER]

2.5.	Governmental Consents and Filings	[INSERT PAGE NUMBER]

2.6.	Litigation	[INSERT PAGE NUMBER]

2.7.	Intellectual Property	[INSERT PAGE NUMBER]

2.8.	Compliance with Other Instruments	[INSERT PAGE NUMBER]

2.9.	Agreements; Actions	[INSERT PAGE NUMBER]

2.10.	Certain Transactions	[INSERT PAGE NUMBER]

2.11.	Property	[INSERT PAGE NUMBER]

2.12.	Financial Statements	[INSERT PAGE NUMBER]

2.13.	Changes	[INSERT PAGE NUMBER]

2.14.	Employee Matters	[INSERT PAGE NUMBER]

2.15.	Tax Returns and Payments	[INSERT PAGE NUMBER]

2.16.	Compliance with Healthcare Laws	[INSERT PAGE NUMBER]

2.17.	Permits	[INSERT PAGE NUMBER]

2.18.	No Commitment for Additional Financing	[INSERT PAGE NUMBER]

2.19.	Disclosure	[INSERT PAGE NUMBER]

2.20.	Offering	[INSERT PAGE NUMBER]

3.	Representations and Warranties of the Purchasers	[INSERT PAGE NUMBER]

3.1.	Authorization	[INSERT PAGE NUMBER]

3.2.	Purchase Entirely for Own Account	[INSERT PAGE NUMBER]

3.3.	Disclosure of Information	[INSERT PAGE NUMBER]

3.4.	Restricted Securities	[INSERT PAGE NUMBER]

3.5.	No Public Market	[INSERT PAGE NUMBER]

3.6.	Legends	[INSERT PAGE NUMBER]

3.7.	Accredited Investor	[INSERT PAGE NUMBER]

3.8.	Foreign Investors	[INSERT PAGE NUMBER]

3.9.	No General Solicitation	[INSERT PAGE NUMBER]

3.10.	Exculpation Among Purchasers	[INSERT PAGE NUMBER]

3.11.	Residence	[INSERT PAGE NUMBER]

3.12.	Bad Actor Representation	[INSERT PAGE NUMBER]

4.	Representations of Velocitas	[INSERT PAGE NUMBER]

4.1.	Subdistributor Agreements	[INSERT PAGE NUMBER]

4.2.	Velocitas Subdistributor Assignment	[INSERT PAGE NUMBER]

4.3.	Consents and Filings	[INSERT PAGE NUMBER]

4.4.	Litigation	[INSERT PAGE NUMBER]

5.	Closing Conditions	[INSERT PAGE NUMBER]

5.1.	First Closing	[INSERT PAGE NUMBER]

5.2.	Second Closing	[INSERT PAGE NUMBER]

6.	Covenants.	[INSERT PAGE NUMBER]

6.1.	Secondary Placement	[INSERT PAGE NUMBER]

6.2.	Shareholder Meeting	[INSERT PAGE NUMBER]

6.3.	Further Assurances	[INSERT PAGE NUMBER]

7.	Miscellaneous.	[INSERT PAGE NUMBER]

7.1.	Successors and Assigns	[INSERT PAGE NUMBER]

7.2.	Counterparts	[INSERT PAGE NUMBER]

7.3.	Titles and Subtitles	[INSERT PAGE NUMBER]

7.4.	Notices	[INSERT PAGE NUMBER]

7.5.	No Finder’s Fees	[INSERT PAGE NUMBER]

7.6.	Fees and Expenses	[INSERT PAGE NUMBER]

7.7.	Amendments and Waivers	[INSERT PAGE NUMBER]

7.8.	Severability	[INSERT PAGE NUMBER]

7.9.	Delays or Omissions	[INSERT PAGE NUMBER]

7.10.	Entire Agreement	[INSERT PAGE NUMBER]

7.11.	Arbitration	[INSERT PAGE NUMBER]

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B-1 -	INITIAL NOTE

Exhibit B-2 -	SECOND NOTE

Exhibit C -	SECURITY AGREEMENT

Exhibit D -	WARRANT

Exhibit E -	VELOCITAS SUBDISTRIBUTOR ASSIGNMENT

Exhibit F -	CERTIFICATE OF DESIGNATION

Exhibit G -	INVESTORS’ RIGHTS AGREEMENT

Exhibit H -	BACKSTOP AGREEMENT

Exhibit I -	VOTING AGREEMENT

Exhibit J -	DISQUALIFICATION AND DISCLOSURE QUESTIONNAIRE

NOTE, WARRANT, AND PREFERRED STOCK PURCHASE AGREEMENT

THIS NOTE, WARRANT, AND PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of the 27th day of February, 2017 by and among ULURU Inc., a Nevada corporation (the “Company”), Velocitas Partners, LLC, a Delaware limited liability company (“Velocitas”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together with Velocitas, the “Purchasers”).

BACKGROUND

A.           The parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue to the Purchasers, and the Purchasers shall purchase from the Company, shares of the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) as part of an offering of Series B Preferred Stock by the Company to the Purchasers.

B.           Velocitas desires to loan the Company an aggregate amount equal to $1,000,000 in two equal tranches of $500,000, in exchange for the issuance of convertible promissory notes in the aggregate principal amount of $1,000,000, convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the issuance of a warrant to purchase shares of Common Stock.

C.           The Company and the Purchasers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the rules and regulations promulgated by the United State Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933), as amended (the “Securities Act”).

AGREEMENT

In consideration of the mutual covenants set forth herein, and other good and valuable consideration, the Company and Purchaser agree as follows:

1.	Purchase and Sale of Preferred Stock; Issuance of Warrant and Note.

1.1. The Loans

.

(a) Subject to the terms and conditions of this Agreement and the closing conditions set forth in Section 5.1, at the First Closing, in consideration for a loan from Velocitas (the “Initial Loan”) of $500,000, inclusive of the $20,000 previously advanced by Velocitas to the Company on December 15, 2016, $65,000 previously advanced by Velocitas to the Company on January 18, 2017 and $30,000 previously advanced by Velocitas to the Company on February 16, 2017, plus interest in the amount of $724.94 (the “Outstanding Loans”), the Company shall issue a secured convertible promissory note in the form attached hereto as Exhibit B-1 (the “Initial Note”) to Velocitas in the principal amount of $500,000, net of the balance of the Outstanding Loans (the “Initial Loan Amount”).   Upon the issuance of the Initial Note, the existing notes with respect to the Outstanding Loans will terminate.  The Company shall use the proceeds of the Initial Loan solely for the purposes of discharging the liabilities set forth in Subsection 1.1(a) of the Disclosure Letter and for such other corporate purposes as are expressly authorized by both (x) Vaidehi Shah in her capacity as the Company’s Chief Executive Officer and (y) the Board of Directors.

(b) Subject to the terms and conditions of this Agreement and the closing conditions set forth in Section 5.2, at the Second Closing, in consideration for a loan from Velocitas of $500,000 to the Company (the “Second Loan” and together with the Initial Loan, the “Loans” and each, a “Loan”), the Company shall issue a secured convertible promissory note in the form attached hereto as Exhibit B-2 (the “Second Note” and together with the Initial Note, the “Notes” and each, a “Note”) to Velocitas in the principal amount of $500,000 (the “Second Loan Amount”).

(c) The Loans shall be secured by the Security Agreement in the form attached hereto as Exhibit C (the “Security Agreement”).  As additional incentive to make the Loans, the Company shall issue at the Second Closing to Velocitas a warrant to purchase 57,055,057 shares of Common Stock in the form attached hereto as Exhibit D (the “Warrant”).

1.2. Velocitas Subdistributor Assignment

. At the Second Closing, in consideration of the execution of an Assignment and Assumption Agreement by and between the Company and Velocitas GmbH, in substantially the form attached hereto as Exhibit E with respect to the Subdistributor Agreements (the “Velocitas Subdistributor Assignment”), the Company shall issue to Velocitas 13,375,000 shares of Common Stock, reflecting an aggregate value of approximately $535,000 based upon a price per share of Common Stock equal to $0.04, representing equivalent value to the value of the assigned Subdistributor Agreements. The shares of Common Stock issued to the Velocitas pursuant to this Section 1.2 shall be referred to in this Agreement as the “Assignment Shares”; together with the Preferred Shares, the “Shares”.

1.3. Sale and Issuance of Preferred Shares

. Subject to the terms and conditions of this Agreement and the closing conditions set forth in Section 5.3, each Purchaser agrees to purchase, and the Company agrees to sell and issue to each Purchaser, at the Second Closing, that number of shares of Series B Preferred Stock set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of $4,000 per share (the “Per-Share Price”), and the aggregate purchase price for the shares of Series B Preferred Stock (the “Preferred Shares”) acquired by each Purchaser shall be the sum of the Per-Share price multiplied by the number of Preferred Shares subscribed to by such Purchaser (the “Purchase Price”). The Purchasers shall have the right to determine the aggregate number of Preferred Shares to be purchased by the Purchasers at the Second Closing by written notice to the Company containing a substitute Exhibit A at least two (2) Business Days prior to the Second Closing; provided, that the aggregate Purchase Price of the number of Preferred Shares to be purchased by the Purchasers at the Second Closing as reflected in such substitute Exhibit A shall be at least two million dollars ($2,000,000) and shall not exceed five million dollars ($5,000,000).

1.4. Closing; Delivery

.

(a) Subject to the terms and conditions of this Agreement and the closing conditions set forth in Section 5.1, the funding of the Initial Loan and the issuance of the Initial Note shall take place remotely via the exchange of documents and signatures on the date first set forth above, or at such other date and place as the Company and Velocitas mutually agree upon, orally or in writing (which time and place are designated as the “First Closing”).  At the First Closing, the Company shall issue the Initial Note to Velocitas against payment of the Initial Loan Amount, with payment of the Initial Loan Amount having been made by wire transfer to a bank account designated by the Company.

(b) Subject to the terms and conditions of this Agreement and the closing conditions set forth in Section 5.2, the funding of the Second Loan and the issuance of the Second Note shall take place remotely via the exchange of documents and signatures on the date one-month anniversary of the date set forth above, or at such other date and place as the Company and Velocitas mutually agree upon, orally or in writing (which time and place are designated as the “Second Closing”; together with the First Closing, the “Closings” and each, a “Closing”).  At the Second Closing, the Company shall issue the Second Note and the Warrant to Velocitas against payment of the Second Loan Amount, with payment of the Second Loan Amount having been made by wire transfer to a bank account designated by the Company.  In addition, at the Second Closing, the Company shall issue (i) the Preferred Shares to the Purchasers that number of Preferred Shares set forth opposite such Purchaser’s name on Exhibit A as amended pursuant to Section 1.3, against payment by such Purchaser of the Purchase Price payable with respect to such Preferred Shares, with payment of the Purchase Price having been made by wire transfer to a bank account designated by the Company and (ii) the Assignment Shares to Velocitas in consideration for the execution and delivery of the Velocitas Subdistributor Assignment.

1.5. Defined Terms Used in this Agreement

1.5. .  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” has the meaning set forth in Rule 12b-2 of Regulation 12B promulgated under the Securities Exchange Act.

(b) “Articles” means the Company’s Restated Articles of Incorporation, as amended.

(c) “BackStop Agreement” means the agreement among the Company and BackStop Investor attached to this Agreement as Exhibit H.

(d) “BackStop Investor” means Bradley Sacks or his nominee.

(e) “Board of Directors” means the Board of Directors of the Company.

(f) “Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is not open for regular trading.

(g) “Certificate of Designation” means the Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock attached to this Agreement as Exhibit F

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means shares of the Company’s common stock, $0.001 par value per share.

(j) “Company Intellectual Property” means all Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(k)  “EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval website.

(l) “Government Health Care Program” means any program operated or funded (in whole or in part) by any governmental entity that provides or pays for the delivery of health care services, supplies or equipment, including, without limitation, Medicare and Medicaid.

(m) “Governmental Entity” means any federal, state, local, municipal, or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing, including the SEC.

(n) “Health Care Laws” means all federal or state, civil or criminal health care laws applicable to the Company, its Subsidiaries or its business that pertain to the delivery of or payment for health care services or products; the operation of Government Health Care Programs; medical device marketing, distribution or manufacturing; pharmaceutical manufacturing, marketing, distribution, certification requirements for the provision of health care services or products; conduct of medical research; handling of medical devices; reprocessing of medical devices or pharmaceutical products; and/or handling of medical waste or infectious materials, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws, SSA § 1128 (42 U.S.C. 1320a-7), or the regulations promulgated pursuant to such laws, and comparable state and federal laws and regulations applicable to the Company, its Subsidiaries or its business.

(o)  “Intellectual Property” means all know how, intellectual property, inventions (whether or not patentable), discoveries, processes, machines, manufactures, compositions of matter, improvements, techniques, methods, ideas, concepts, procedures, formulas, designs, technical data, medical analysis, product development data, clinical and research data, technology secret processes, trade secrets, prototypes, specifications, plans, software, promotional and marketing materials, any patents or patents applications, any registered and unregistered trademarks, service marks and trade names and applications therefor, any registered and unregistered copyrights, copyright applications and copyright renewals, and all goodwill associated with any of the foregoing.

(p)  “Investors’ Rights Agreement” means the agreement among the Company, Velocitas and the Purchasers attached to this Agreement as Exhibit G.

(q)  “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following directors, officers or employees: Bradley Sacks, Klaus Kuehne, Howard Callahan, Terry Wallberg and Helmut Kerschbaumer.

(r) “Law” means any law, rule, regulation, judgment, injunction, order, decree or other legally binding action or requirement of a Governmental Entity.

(s) “Lien” means any lien, mortgage, pledges, security interest, charge, deed of trust, claim, encumbrance, hypothecation, deposit, judgment, attachment, right of way, encroachment, easement, servitude, equitable interest, option, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or restriction of any kind.

(t) “Material Adverse Effect” means a material adverse effect on (i) the business, assets (including intangible assets), liabilities, prospects, financial condition or results of operations of the Company or any of its Subsidiaries, taken as a whole, or (ii) the Company’s ability to timely consummate the transactions contemplated hereby or perform the Company’s obligations under any Transaction Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (a) the announcement of the execution of this Agreement or the transactions contemplated hereby, (b) any failure of a Purchaser or Velocitas to comply with its obligations under this Agreement or any agreement or document that is contemplated hereby or an Exhibit hereto, (b) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industry in which the Company and its Subsidiaries conduct their business, except to the extent that there is a disproportionate effect on the Company and its Subsidiaries relative to other businesses operating in the industry in which the Company and its Subsidiaries conduct their business, and (d) a decline in the price, or a change in the trading volume, of the Common Stock; provided, that, for the avoidance of doubt, any event or circumstance underlying such change in price or trading volume shall be taken into account, unless such event or circumstance is otherwise excluded in clauses (a) through (d).

(u) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(v) “Preferred Stock” means shares of the Company’s Preferred Stock Series B Convertible Preferred Stock, $.001 par value per share.

(w) “Resigning Officer and Directors” shall mean Helmut Kerschbaumer as interim President and Chief Executive Officer and each of Helmut Kerschbaumer, Klaus Kuehne, Terrence Wallberg and Robert Goldrich as Directors.

(x) “SEC” means the United States Securities and Exchange Commission.

(y) “SEC Documents” shall mean all reports and other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act following February 1, 2014, including all Exhibits thereto and incorporated therein by reference.

(z) “Security Agreement” means the agreement among the Company, Cardinia Acquisition Corp., a Delaware corporation (“Cardinia”), ULURU Delaware Inc., a Delaware corporation (“ULURU DE” and together with the Company and Cardinia, the “Borrower Entities”) and Velocitas attached to this Agreement as Exhibit C.

(aa)  “Stock Plan” means the 2006 Equity Incentive Plan of the Company, as amended to date.

(bb) “Subdistributors” means any Person who has obtained rights with respect to the marketing, distribution or sale of the Company’s “Altrazeal” transforming powder pursuant to an agreement or arrangement of any kind with Velocitas, a Velocitas Affiliate or an assignee or successor of the foregoing.

(cc) “Subdistributor Agreements” means any (i) arrangements or agreement, whether written or verbal, pursuant to which any Subdistributor has obtained with respect to the marketing, distribution or sale of the Company’s “Altrazeal” transforming powder, and (ii) agreements under which Velocitas or any Velocitas Affiliate is entitled to receive compensation of any kind, including as a finder’s, referral or consulting fee, for consulting, referral or other services in connection with an agreement described in subsection (i) above or any other distribution agreement related to the Company’s “Altrazeal” transforming powder.

(dd) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity controlled by such Person, directly or indirectly, through one or more intermediaries where, for purposes of this definition, “control” means ownership of outstanding stock or other voting securities of an entity possessing more than fifty percent (50%) of the voting power of all outstanding voting securities of such entity.

(ee) “Transaction Agreements” means this Agreement, the Note, the Security Agreement, the Warrant, the Velocitas Subdistributor Assignment, the Certificate of Designation, the Investors’ Rights Agreement, the Voting Agreement, the Security Agreement, the BackStop Agreement, the Note, and the Warrant.

(ff) “Voting Agreement” means the agreement among the Company, the Purchasers, and certain other stockholders of the Company attached to this Agreement as Exhibit I.

2.	Representations and Warranties of the Company

.  The Company hereby represents and warrants to Purchaser that, except as set forth in the SEC Documents or on the Disclosure Letter separately delivered by the Company to the Purchasers at the First Closing, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete, except as otherwise indicated.  The disclosures in any section or subsection of the Disclosure Letter shall qualify other sections and subsections in this Section 2.

2.1. Organization, Good Standing, Corporate Power and Qualification

2. .  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2. Capitalization

.

(a) The authorized capital of the Company consists, immediately prior to the First Closing, of:

(i) 200,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), 62,974,431 shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 20,000 shares of Preferred Stock, of which 1,000 shares have been designated Series A Preferred Stock, none of which are issued and outstanding and of which 1,250 shares have been designated Series B Convertible Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Series B Preferred Stock are as stated in the Certificate of Designation and in certain other Company governance documents.

(iii) The Company has reserved 2,800,000 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to the Plan, under which options or other rights to purchase 691,237 shares of Common Stock are issued and outstanding, 2,309,983 shares of Common Stock remain available for issuance, and 69,446 shares of Common Stock have been issued upon exercise of stock options or other rights previously granted, each as of the date of this Agreement.   There are no pending grants or awards of Common Stock or options to purchase Common Stock, pursuant to the Plan or otherwise, and the Company is not obligated to grant or award any party any Common Stock or options to purchase Common Stock.

(b) Subsection 2.2(b) of the Disclosure Letter sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) outstanding stock options and restricted stock grants; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) the number of shares of Preferred Stock outstanding; and (v) the number of warrants to purchase Common Stock outstanding (as adjusted to reflect any antidilution adjustments to be triggered by issuance of the Shares, Note and Warrant).  Except as disclosed in the Company’s SEC filings and except for (A) the conversion privileges of the Preferred Shares to be issued under this Agreement, and (B) the securities and rights described in Subsection 2.2(a)(ii) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

(c) Subsection 2.2(c) of the Disclosure Letter accurately sets forth the authorized, issued and outstanding capital stock of each of the Company’s Subsidiaries and the name and number of equity interests held by each stockholder or member thereof, and indicates as to each such Subsidiary, the type of entity, its jurisdiction of organization and its treatment for income tax purposes in its jurisdiction of organization. All of the issued and outstanding capital stock of each of the Company’s Subsidiaries (i) was duly authorized, (ii) has been validly issued, fully paid and are non-assessable, (iii) was issued in compliance with all applicable Laws and the governing documents of such Subsidiary and (iv) are directly or indirectly owned by the Company, free and clear of all Liens. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any of the Company’s Subsidiaries.  There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any of its Subsidiaries is a party or which is binding upon the Company or any of its Subsidiaries providing for the issuance, disposition, voting or acquisition of any of the capital stock of any such Subsidiary or any rights or interests exercisable for capital stock of the any such Subsidiary. Except with respect to the Subsidiaries set forth on Subsection 2.2(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Subsidiaries identified on Subsection 2.2(c) of the Disclosure Letter is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Subsidiaries identified on Subsection 2.2(c) of the Disclosure Letter has all requisite organizational power and authority and all Governmental Permits necessary to own its properties and to carry on its businesses as now conducted and as currently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect.

2.3. Authorization

.  All corporate action required to be taken on the part of the Company, its Subsidiaries and their respective officers, directors, and stockholders in order to authorize the Company and its Subsidiaries to enter into the Transaction Agreements, and to issue the Shares at the Closings, has been taken or will be taken prior to the applicable Closing.  The Transaction Agreements, when executed and delivered by the Company and its Subsidiaries, shall constitute valid and legally binding obligations of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained herein may be limited by applicable laws and principles of public policy.

2.4. Valid Issuance of Securities

.  The Shares, the Warrant, the shares of Common Stock issuable upon exercise of the Warrant (the “Exercise Shares”), the Notes and the shares of Common Stock issuable upon conversion of the Notes (the “Conversion Shares” and together with the Warrant, the Exercise Shares and the Notes, the “Securities”), when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Company’s bylaws, and applicable state and federal securities laws.

2.5. Governmental Consents and Filings

.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state or local governmental authority is required on the part of the Company in connection with the issuance of the Securities or the consummation of the transactions contemplated by this Agreement, except for (i) qualifications or filings under the Securities Act, and the regulations thereunder, (ii) qualification or filings required under all other applicable federal and state securities laws and stock exchange or stock quotation service regulations as may be required in connection with the transactions contemplated by this Agreement and (iii) such consents and waivers as have been obtained or expired by their terms.

2.6. Litigation

.  There is no claim, action, suit, proceeding, or, to the Company’s knowledge, investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or its Subsidiaries; (ii) against any officer or director of the Company or its Subsidiaries arising out of their employment or board relationship with the Company or its Subsidiaries; (iii) that questions the validity of the Transaction Agreements or the right of the Company or its Subsidiaries to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company).  There is no action, suit, proceeding or, to the Company’s knowledge, investigation by the Company or its Subsidiaries pending or which the Company or its Subsidiaries intends to initiate.

2.7. Intellectual Property

.

(a) The Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of: (i) all patents and patent applications owned by the Company or its Subsidiaries; (ii) all registered and unregistered trademarks, service marks and trade names and applications therefor, owned or claimed to be owned by the Company or its Subsidiaries; and (iii) all registered and material unregistered copyrights and copyright applications owned by the Company or its Subsidiaries ((i), (ii) and (iii) collectively, the “Registered IP”).

(b) The Company and its Subsidiaries owns or possesses sufficient legal rights to all Company Intellectual Property without, to the knowledge of the Company, any known conflict with, or infringement of, the rights of others.  The Company and its Subsidiaries have taken all steps necessary or prudent to maintain and protect its right, title and interest in and to its Intellectual Property, including in response to any actions taken by governmental authorities, as are customary for similarly situated companies engaged in the same or similar business.

(c) The Disclosure Letter sets forth a complete list of all licenses, agreements, authorizations and/or permissions pursuant to which the Company uses any one (1) or more items of Intellectual Property licensed from third parties in connection with the ongoing business of the Company or its Subsidiaries (“Licensed IP Agreements”), other than software that is generally commercially available at retail. The Company has made available to Velocitas and the Purchaser correct and complete copies of each of the Licensed IP Agreements. Each of the Licensed IP Agreements is legal, valid, binding, enforceable, and in full force and effect. The Company or one of its Subsidiaries, as applicable, has performed all obligations imposed upon it under each of the Licensed IP Agreements, and is not in breach of any of the Licensed IP Agreements, and, to the Company’s knowledge, no other party to any of the Licensed IP Agreements is in breach thereof. Neither Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the Licensed IP Agreements. Neither Company nor any of its Subsidiaries has received any notice that the other parties to the Licensed IP Agreements intend to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or right thereunder. The consummation of the transactions contemplated hereby and by the other Transaction Agreements will not cause a breach of any of the Licensed IP Agreements. The Company and its Subsidiaries have obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(d) The Disclosure Letter sets forth a complete list of all licenses and agreements pursuant to which the Company or any of its Subsidiaries has granted to any person or party a license or sublicense to use any one (1) or more items of Intellectual Property used by the Company or any of its Subsidiaries in connection with the ongoing business of the Company and its Subsidiaries (“IP Agreements”), exclusive of any evaluation license or non-disclosure agreements related to the Company’s third party evaluation process. The Company has made available to Velocitas and the Purchasers correct and complete copies of each of the IP Agreements. Each of the IP Agreements is legal, valid, binding, enforceable, and in full force and effect. The Company and its Subsidiaries have performed all obligations imposed upon it under each of the IP Agreements, and is neither in breach of, nor has incurred any indemnification obligations under, any one or more of the IP Agreements. Neither Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the IP Agreements. The consummation of the transactions contemplated hereby and by the other Transaction Agreements will not cause a breach of any of the IP Agreements.

(e) The Company and its Subsidiaries possesses all right, title and interest in and to, and is the sole and exclusive owner of the Registered IP, including, without limitation, all patents, trademarks and copyrights (and any applications for any of the foregoing), listed on the Disclosure Letter. The Company or one of its Subsidiaries is the sole and exclusive licensee of the Licensed IP Agreements, and has the right to use such Intellectual Property in the operation of its business as presently conducted. As of the Closing, neither Company nor any of its Subsidiaries has received any written notice that its rights in such Intellectual Property have been or will be declared unenforceable or otherwise invalid by any court or governmental authority. No infringement, misuse or misappropriation of any such Intellectual Property by a third party has come to the Company’s attention, either orally or in writing.

(f) No third party has made a claim, assertion or, to the Company’s knowledge, threatened assertion, either orally or in writing, that the Company or any of its Subsidiaries is interfering with, infringing, misusing, misappropriating or otherwise conflicting with such third party’s Intellectual Property.

(g) Except as set forth in the Disclosure Letter, the rights of the Company in and to Intellectual Property owned or otherwise used by the Company and its Subsidiaries is free and clear of all material Liens or other restrictions, and the rights of the Company in and to such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending (or, to the Company’s knowledge, threatened) against the Company or any of its Subsidiaries, which challenges the legality, validity, enforceability or ownership of, or the right of the Company or any of its Subsidiaries to use, any one or more items of the Intellectual Property owned or used by the Company or any of its Subsidiaries in connection with its business as currently conducted. Except as set forth in the Schedule of Exceptions, neither Company nor any of its Subsidiaries has agreed to indemnify any person or party for or against any interference, infringement, misappropriation, or other conflict with respect to any one or more items of the Intellectual Property owned by the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries have taken all steps reasonably necessary to ensure that it has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property right of any third party in the conduct of its business as presently conducted, and the Company has no knowledge of any such interference, infringement, misappropriation or conflict. To the Company’s knowledge, no product or service marketed or sold by the Company violates any license or infringes any Intellectual Property of any other party.  To the Company’s knowledge, the manufacture, marketing, sale or distribution of the products of the Company or any of its Subsidiaries has not and does not infringe upon or constitute misappropriation of the Intellectual Property rights of any third party.  Other than with respect to commercially available software products under standard end-user object code license agreements, except as set forth in the Disclosure Letter, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned by the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(i) No director, officer, stockholder, employee of or consultant to or other affiliate of the Company or any of its Subsidiaries owns, directly or indirectly, in whole or in part, any interest in any of the Intellectual Property owned or used by the Company or any of its Subsidiaries.

(j) Except as would not reasonably be expected to have a Material Adverse Effect or as disclosed in filing with the United States Patent and Trademark Office, (i) neither Company nor any of its Subsidiaries has disclosed to any person or party, other than in the ordinary course of business of the Company or any of its Subsidiaries, consistent with past practice and pursuant to valid written non-disclosure and non-use agreements, any proprietary or otherwise confidential information relating to the Intellectual Property owned or licensed by the Company or any of its Subsidiaries; and (ii) the Company and its Subsidiaries have at all times maintained reasonable procedures to protect all trade secrets and other confidential information of the Company or any of its Subsidiaries. None of the Company, its Subsidiaries or, to the Company’s knowledge, each other party to any Licensed IP Agreement or IP Agreement, is under any contractual or other obligation to disclose any proprietary information relating to the Intellectual Property owned, developed or licensed by the Company or any of its Subsidiaries (unless required by law) and no event has taken place, including the execution and delivery of this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby or any related change in the business activities of the Company or any of its Subsidiaries, that would give rise to such obligation. The Company and its Subsidiaries have disclosed trade secrets solely as required for the conduct of its business in the ordinary course and solely under non-disclosure and non-use agreements.

(k) The Company and its Subsidiaries have obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(l) For purposes of this Subsection 2.7, the Company shall be deemed to have knowledge of a patent right if the Company or its Subsidiaries has actual knowledge of the patent right.

2.8. Compliance with Other Instruments

.  Neither the Company nor its Subsidiaries is in material violation or default (i) of any provisions of its articles or certificate of incorporation or bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any material lease, agreement, contract or purchase order to which the Company or any of its Subsidiaries is a party or by which it is bound that is required to be listed on the Disclosure Letter, or (v) any Law, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under the Company’s articles or certificate of incorporation or bylaws, or any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any Lien upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or its Subsidiaries.

2.9. Agreements; Actions

.

(a) Except as set forth in the Disclosure Letter, there are no agreements, understandings, instruments, contracts to which the Company or its Subsidiaries is a party or by which it is bound that involve (i) the license of any Company Intellectual Property, or (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(b) The Company (i) has not incurred any indebtedness for money borrowed money that remains outstanding, or (ii) made any loans or advances to any Person, other than ordinary advances for travel expenses, that remain outstanding.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) Neither the Company nor any of its Subsidiaries is in default (or with notice or the passage of time, without any further act by any other party, will be in default) under any contract, agreement, commitment or obligation binding upon the Company or any of its Subsidiaries.

2.10. Certain Transactions

.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s capital stock, and (iv) employment agreement described in the SEC Documents, there are no agreements, understandings or proposed transactions between the Company or any of its Subsidiaries and any of its officers, directors, consultants or any Affiliate thereof.

(b) Neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or any of its Subsidiaries.

2.11. Property

.  Except as disclosed in the SEC Documents, the property and assets that the Company and its Subsidiaries own are free and clear of all Liens, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company and its Subsidiaries are in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets.  Neither Company nor any of its Subsidiaries owns any real property.

2.12. Financial Statements

.  The Company has delivered or made available via EDGAR or otherwise the (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and the related statements of operations and cash flows for the fiscal year then-ended; and (b) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Company and its Subsidiaries as of and for the nine (9)-month period ended September 30, 2016 (the “Financial Statements”). With the exception of the items noted in Section 2.12 of the Disclosure Letter, the Financial Statements are true and correct in all material respects and present fairly the financial condition and operating results of the Company and its Subsidiaries as of the dates and during the periods indicated therein. The Financial Statements comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto, except as set forth in the respective SEC Documents.  The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may exclude certain footnotes required under GAAP and are subject to normal year-end audit adjustments, which are not expected to be material either individually or in the aggregate, and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Financial Statements, or described in Section 2.12 of the Disclosure Letter, the Company has no liabilities required to be reflect on a financial statement in accordance with GAAP other than liabilities incurred in the ordinary course of business subsequent to September 30, 2016. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.13. Changes

.  To the Company’s knowledge, and other than events disclosed in the Company’s SEC filings, since September 30, 2016, there have been no events that have had or could reasonably be expected to result in a Material Adverse Effect.

2.14. Employee Matters

.

(a) As of the date hereof, the Company and its Subsidiaries employ two full-time employees and one part-time employees and engages three consultants or independent contractors, as identified in Section 2.14(a) of the Disclosure Letter.

(b) To the Company’s knowledge, none of the employees of the Company or any of its Subsidiaries, in their capacities as employees, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would, to the Company’s knowledge, materially interfere with such employee’s ability to promote the interest of the Company or any of its Subsidiaries or that would conflict with the Company’s business.  To the knowledge of the Company, neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company or any of its Subsidiaries, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) Except as set forth in the SEC Documents or the Disclosure Letter, neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors.  The Company and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining.  The Company and its Subsidiaries have withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company has made all required contributions and has no liability to any employee benefit plan sponsored or maintained by the Company and has complied in all material respects with all applicable laws for any such plan.

(d) Neither Company nor any of its Subsidiaries has made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(e) Neither Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries.  There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(f) Except with respect to the Resigning Officer and Directors, the Company is not aware that any officer or key employee intends to terminate his or her employment with the Company following the date first set forth above, nor does the Company have a present intention to terminate the employment of any officer or key employee. The employment of each officer and employee of the Company is terminable at the will of the Company (subject to general principles related to wrongful termination of employees) and no severance or other payments will be due upon any such termination (other than salary or benefit accruals). The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

2.15. Tax Returns and Payments

.  There are no federal, state, county, local or foreign taxes due and payable by the Company or any of its Subsidiaries which have not been timely paid.  There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company or any of its Subsidiaries which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable Governmental Entity.  The Company and its Subsidiaries has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.16. Compliance with Healthcare Laws

.

(a) The Company and its Subsidiaries meet, in all respects, the requirements of participation and payment of all Government Health Care Programs in which it participates or to which the Company or its Subsidiary submits any invoices or bills and is a party to valid participation agreements for payment by such Government Health Care Programs if the Company bills a particular Government Health Care Program for services or procedures or is otherwise required to meet such requirements. Other than set forth in Section 2.16 of the Disclosure Letter, there is no action pending, received or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that relates directly to a violation of any laws pertaining to the Government Health Care Programs or that could result in the imposition of penalties or the exclusion by any of them from participation in any Government Health Care Program.

(b) The Company is in compliance with all applicable Health Care Laws, in all material respects.  All material reports, documents, applications, claims, fees and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company or its Subsidiaries with respect to the marketing, sale or manufacture by the Company or its Subsidiaries of any item or service marketed, sold or manufactured by or on behalf of the Company or its Subsidiaries have been so filed, maintained or furnished, except to the extent that any failure to do so would not have a Material Adverse Effect. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filings. All reports required to be filed by the Company or its Subsidiaries with any governmental entity or business partner regarding any incidents, injuries or defects in any products marketed, sold or manufactured by the Company or its Subsidiaries have been timely filed.

(c) Neither the Company, any of its Subsidiaries nor any employee, owner or officer of the Company or its Subsidiaries (to the extent applicable) has ever been excluded from participation in any Government Health Care Program.

(d) The operations of the Company and its Subsidiaries, including, without limitation, the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing and distribution of all products, are in compliance in all material respects with all applicable federal and state laws and permits held by the Company including, without limitation, those administered by the Food and Drug Administration (the “FDA”) and to the extent applicable, the European Medicines Agency and European Commission (collectively, the “EMA”) relating to the business, assets, properties, products, operations or processes of the Company. Except as set forth in Section 2.16(d) of the Disclosure Letter, there are no actual or, to the knowledge of the Company, threatened actions against the Company or its Subsidiaries by the FDA, the EMA or any other Governmental Entity that has jurisdiction over the operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened claim, and the Company has no knowledge that any Governmental Entity is considering such action.

(e) The Company has not received any FDA Form 483 notice of adverse findings, warning letters, untitled letters or other written correspondence or notice from the FDA, the EMA or other Governmental Entity alleging or asserting noncompliance with any applicable federal or state laws or permits, and the Company has no knowledge that the FDA, the EMA or any Governmental Entity is considering such action.

(f) All studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company and its Subsidiaries are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable federal and state laws. The Company has not received any notices, correspondence or other communication from the FDA, the EMA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company, or in which they have participated, and the Company has no knowledge that the FDA, the EMA or any other Governmental Entity is considering such action.

(g)  The manufacture of products by, or on behalf of, the Company or its Subsidiaries is being conducted in compliance in all material respects with all applicable laws including the FDA’s Quality Systems Regulation and the requirements of the EMA for issuance of the CE mark. In addition, the Company and its Subsidiaries, and, to the Company’s knowledge, any third-party manufacturer of products on the Company’s behalf, are in material compliance with all applicable FDA requirements, including registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207.

(h) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Subsidiaries has, to the Company’s knowledge, committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto.

(i) To the extent that the Company or any of its Subsidiaries markets or sells any products or services in any jurisdiction outside of the United States, or manufactures any products outside of the United States, the Company and its Subsidiaries have acted in compliance in all material respects with the applicable Laws of such jurisdiction pertaining to the approval of marketing or sale of such medical devices; the use of good manufacturing practices,, including the Laws established by the EMA; and such other laws and regulations that that pertain to the same subject area under the jurisdiction of the FDA.

(j) The Company has not violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company does business.  The Company has not violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

2.17. Permits

.  The Company and its Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.18. No Commitment for Additional Financing

. The Company acknowledges and agrees that none of Velocitas, any Purchaser or any of their respective Affiliates has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the acquisition of the Securities as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any of Velocitas, any Purchaser or any of their respective Affiliates or representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by Velocitas, any Purchaser or any of their respective Affiliates or representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by Velocitas, such Purchaser or such Affiliate and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.

2.19. Disclosure

.  The SEC Documents, when filed, complied as to form with applicable requirements under the Securities Exchange Act of 1934, as amended and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Neither the Transaction Agreements nor any other documents or certificates delivered in connection herewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.20. Offering

.  Assuming the accuracy of the representations and warranties of (i) the Purchaser in Section 3 and (ii) Velocitas in Section 4, the offer, sale and issuance of the Securities constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Notes, the Shares or the Conversion Shares to any Person or Persons so as to bring the sale of such securities by the Company within the registration provisions of the Securities Act or any state securities laws.

3.	Representations and Warranties of the Purchasers

. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, solely with respect to such Purchaser, that:

3.1. Authorization

.  The Purchaser has full power and authority to enter into the Transaction Agreements.  The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws

3.2. Purchase Entirely for Own Account

.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such Securities.

3.3. Disclosure of Information

.  Purchaser has received and reviewed copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company.  Purchaser has relied solely on the SEC Documents and the representations and warranties set forth in this Agreement with respect to Purchaser’s decision to execute this Agreement and has not relied upon any oral statement by any officer, director or agent of the Company (or any third party) and agrees that it is not authorized to rely on any representations or warranties other than as set forth herein.

3.4. Restricted Securities

.  The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities to be acquired by the Purchaser indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities except pursuant to the Investors’ Rights Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5. No Public Market

.  The Purchaser understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

3.6. Legends

.  The Purchaser understands that the Securities and any securities issued in respect of or exchange for the Securities, may be notated with one or all of the following legends:

“THE SECURITIES OF THE COMPANY EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR IN ANY STATE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND VARIOUS APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR ASSIGNED OR A SECURITY INTEREST CREATED THEREIN UNLESS THE PURCHASER, TRANSFEREE, ASSIGNEE, PLEDGEE OR HOLDER OF SUCH SECURITY INTEREST COMPLIES WITH ALL STATE AND FEDERAL SECURITIES LAWS (I.E., SUCH SECURITIES ARE REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THEREUNDER) AND UNLESS THE SELLER, TRANSFEROR, ASSIGNOR, PLEDGOR OR GRANTOR OF SUCH SECURITY INTEREST PROVIDES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSACTION CONTEMPLATED WOULD NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7. Accredited Investor

.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8. Foreign Investors

.  If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities to be acquired by the Purchaser, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities.  The Purchaser’s subscription and payment for and continued beneficial ownership of the Securities to be acquired by the Purchaser will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9. No General Solicitation

.  Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

3.10. Exculpation Among Purchasers

.  The Purchaser acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Company.  The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Securities to be acquired by the Purchaser.

3.11. Residence

.  If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.12. Bad Actor Representation

. The Purchaser is familiar with the “bad actor” provisions of Rule 506(d) under the Securities Act (“Rule 506(d)”) and except as set forth on the Disqualification and Disclosure Questionnaire in the form attached hereto as Exhibit J (the “Disqualification Questionnaire”), the Purchaser, inclusive of the control persons of the Purchaser, is not and has not been subject to or experienced any of the events described in Rule 506(d)(1)(i)-(viii) (a "Disqualifying Event").  The Purchaser agrees to notify the Company as soon as practicable of the Purchaser, inclusive of the control persons of the Purchaser, becoming subject to or experiencing a Disqualifying Event or the occurrence of any other event that would cause the representations set forth in the preceding sentence to be inaccurate.

4.	Representations of Velocitas

.  Velocitas represents and warrants to the Company that:

4.1. Subdistributor Agreements

.  There are no Subdistributor Agreements other than the arrangement or agreements described on Exhibit A to the Velocitas Subdistributor Assignment, which Exhibit A identifies each Subdistributor, all Subdistributor Agreements to which such Subdistributor is a part and the territories with respect to which such Subdistributor has rights.  Neither Velocitas GmbH nor, to the knowledge of Velocitas, any other party (excluding Altrazeal Trading GmbH and Altrazeal AG) to a Subdistributor Agreement is in violation or default under any Subdistributor Agreement in any material respect, excluding any minimum purchase order obligations set forth therein.  Neither Velocitas nor Velocitas GmbH has any liability pursuant to any Subdistributor Agreement to any other party to any Subdistributor Agreement other than as set forth in such Subdistributor Agreement, including performance following the date hereof in accordance with the terms of such Subdistributor Agreement.  Without limiting the foregoing, except for deposits and payments outstanding in the ordinary course of business, neither Velocitas nor Velocitas GmbH has any liability under, or owes any money to any party to any Subdistributor Agreement with respect to, any such Subdistributor Agreement.  The Company has been provided true, correct and complete copies (or summaries with respect to verbal agreements) of the Subdistributor Agreements.

4.2. Velocitas Subdistributor Assignment

. Subject to the receipt of the consent of the Company, Velocitas GmbH and to the extent required under the applicable the Velocitas Subdistributor Assignment, the other parties thereto , the execution, delivery and performance of the Velocitas Subdistributor Assignment by Velocitas GmbH and the consummation of the transactions contemplated by the Velocitas Subdistributor Assignment will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Velocitas or Velocitas GmbH or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Velocitas or Velocitas GmbH; provided, that the Company acknowledges that the foregoing representation does not address the consent of Altrazeal Trading GmbH or Altrazeal AG.

4.3. Consents and Filings

.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Person or any Governmental Entity is required on the part of the Velocitas or Velocitas GmbH in connection with the consummation of the transactions contemplated by the Velocitas Subdistributor Assignment such consents and waivers as have been obtained or expired by their terms, which shall not have been obtained prior to the Second Closing.

4.4. Litigation

.  There is no claim, action, suit, proceeding, or, to Velocitas’ knowledge, investigation pending or to the Velocitas’ knowledge, currently threatened in writing against Velocitas, Velocitas GmbH or any officer or director of Velocitas or Velocitas GmbH that questions the validity of, or arises under or relates to any Subdistributor Agreements or the right of Velocitas GmbH to enter into them, or to consummate the transactions contemplated by the Velocitas Subdistributor Assignment.

5.	Closing Conditions

.

5.1. First Closing

.

(a) The obligations of Velocitas to purchase the Initial Note at the First Closing are subject to the fulfillment, on or before the First Closing, of each of the following conditions, unless otherwise waived by Velocitas in its sole discretion:

i. The representations and warranties of the Company set forth herein, the Initial Note and the Security Agreement shall be true and complete in all respects as of the date of the First Closing as though made on and as of such date (other than those representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified date);

ii. the Company shall have performed all of the covenants of the Company set forth herein, the Initial Note and the Security Agreement that are required to be performed on or prior to the First Closing;

iii. the Vice President and Chief Financial Officer of the Company shall have delivered Velocitas at the First Closing a certificate certifying that the conditions specified in Sections 5.1(a)(i) and 5.1(a)(i)(ii) have been fulfilled;

iv. the Vice President and Chief Financial Officer of the Company shall have delivered Velocitas at the First Closing a certificate certifying that attached thereto are correct and complete copies of: (A) the resolutions duly and validly adopted by the Board of Directors evidencing its authorization of the execution and delivery of the Transaction Agreements and appointing Vaidehi Shah as a director of the Company and Vaidehi Shah as Chief Executive Officer of the Company; (B) the articles or certificate of incorporation and by-laws of the Company and each of its Subsidiaries; (C) a good standing certificate for the Company and each of its Subsidiaries from the Secretary of State of the State of Nevada or Delaware, as applicable, dated within seven (7) days of the date of the First Closing; and (E) written resignations and general releases of each of the Resigning Officer and Directors in their capacities as directors and officers (other than Terrance Wallberg who shall be required to resign only in his capacity as a director), in form and substance acceptable to Velocitas; provided, that, the releases and resignations of Terrence Wallberg and Robert Goldrich as directors of the Company and its subsidiaries shall be effective as of the Second Closing;

v. the Company shall have delivered to Velocitas at the First Closing, (A) the Initial Note duly executed by the Company; (B) the Security Agreement duly executed by the Borrower Entities; (C) the Investors’ Rights Agreement duly executed by the Company and the investors specified therein (other than Velocitas and any Purchaser); (D) the Voting Agreement duly executed by the Company and the investors specified therein (other than Velocitas and any Purchaser) and (E) the BackStop Agreement duly executed by the Company and the investors specified therein (other than Velocitas and any Purchaser);

vi. all authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Initial Note (and the Common Stock issuable upon conversion thereof) and the Securities pursuant to this Agreement shall be obtained and effective as of the First Closing;

vii. all corporate and other proceedings in connection with the transactions contemplated at the First Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Velocitas;

viii. the Company shall have provided notices of the transactions contemplated by the Transaction Agreement to any persons holding (or allegedly holding) any preemptive or similar rights, and either (A) such rights shall have been waived with respect to the transactions contemplated by the Transaction Agreements, or (B) the period for exercise shall have expired with respect to the transactions contemplated by the Transaction Agreements without any holder of such preemptive rights having exercised the same; and

ix. Velocitas shall have received an opinion from one or more law firms dated as of the First Closing, in substantially the form attached hereto, with customary opinions regarding corporate authority, approval, valid and binding obligation, due issuance, perfection (with respect to the Liens granted under the Security Agreement) and exemption from Section 5 under the Securities Act.

(b) The obligations of the Company to issue the Initial Note and execute the Security Agreement at the First Closing are subject to the fulfillment, on or before the First Closing, of each of the following conditions, unless otherwise waived by the Company in its sole discretion:

i. The representations and warranties of Velocitas contained in Section 4 shall be true and correct in all respects as of the First Closing;

ii. Velocitas shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Velocitas on or prior to the First Closing;

iii. Velocitas shall have delivered to the Company at the First Closing, (A) the Security Agreement duly executed by Velocitas; (B) a Disqualification Questionnaire completed and executed by Velocitas and each prospective appointee of Velocitas to the Board of Directors or as an officer of the Company; (C) the Investors’ Rights Agreement duly executed by Velocitas; (D) the Voting Agreement duly executed by Velocitas and (E) the BackStop Agreement duly executed by Velocitas; and

iv. all authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Initial Note (and the Common Stock issuable upon conversion thereof) shall be obtained and effective as of the First Closing.

5.2. Second Closing

.

(a) The obligations of Velocitas to purchase the Second Note, and of the Purchasers to acquire the Preferred Shares are subject to the fulfillment, on or before the Second Closing, of each of the following conditions, unless otherwise waived by Velocitas in its sole discretion:

i. The representations and warranties of the Company set forth herein and the other Transaction Agreement shall be true and complete in all material respects as of the date of the Second Closing as though made on and as of such date (other than those representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified date);

ii. the Company shall have performed all of the covenants of the Company set forth herein and the other Transaction Agreements that are required to be performed on or prior to the Second Closing;

iii. since the date of this Agreement, no Material Adverse Effect shall have occurred;

iv. the Vice President and Chief Financial Officer of the Company shall deliver Velocitas at the Second Closing a certificate certifying that the conditions specified in Sections 5.2(a)(i), 5.2(a)(i)(ii) and 5.2(a)(i)(iii) have been fulfilled;

v. the Company shall have delivered to Velocitas at the Second Closing: (A) the Second Note, duly executed by the Company; (B) the Warrant, duly executed by the Company; (C) a copy of an irrevocable instruction letter to the transfer agent of the Company directing the transfer agent to issue within, three (3) Business Days of the Second Closing, certificates representing the Assignment Shares bearing such legends as are required by the Transaction Agreements; and (D) the Velocitas Subdistributor Assignment, duly executed by the Company;

vi. the Company shall have delivered to the Purchasers a copy of an irrevocable instruction letter to the transfer agent of the Company directing the transfer agent to issue, within three (3) Business Days of the Second Closing, certificates representing the Preferred Shares bearing such legends as are required by the Transaction Agreements;

vii. all authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Second Note, the Preferred Shares, the Warrant and the Assignment Shares (and the Common Stock issuable upon conversion thereof) pursuant to this Agreement shall be obtained and effective as of the Second Closing;

viii. the Company shall have provided notices of the transactions contemplated by the Transaction Agreement to any persons holding (or allegedly holding) any preemptive or similar rights, and either (A) such rights shall have been waived with respect to the transactions contemplated by the Transaction Agreements, or (B) the period for exercise shall have expired with respect to the transactions contemplated by the Transaction Agreements without any holder of such preemptive rights having exercised such rights;

ix. the Company shall have taken all necessary actions to give effect to the resignation of each of the Resigning Officers and Directors, and the Board of Directors shall be comprised with, only the following individuals: Arindam Bose, Bradley Sacks, Anish Shah, Vaidehi Shah and Oksana Tiedt; and

x. the Purchasers shall have received an opinion from one or more law firms dated as of the Second Closing, in substantially the form attached hereto, with customary opinions regarding corporate authority, valid and binding obligation, valid issuance of the Securities and compliance with or exemption from Section 5 under the Securities Act.

(b) The obligations of the Company to issue the Second Note, the Warrant, the Assignment Shares and the Preferred Shares at the Second Closing are subject to the fulfillment, on or before the Second Closing, of each of the following conditions, unless otherwise waived by the Company in its sole discretion:

i. The representations and warranties of the Purchasers in Section 3 and Velocitas contained in Section 4 shall be true and correct in all respects as of the Second Closing;

ii. Velocitas and the Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Velocitas or the Purchasers on or prior to the Second Closing;

iii. Velocitas shall have delivered to the Company at the Second Closing, the Velocitas Subdistributor Assignment duly executed by Velocitas GmbH;

iv. The Purchasers shall have delivered to the Company at the Second Closing, (A) the Investors’ Rights Agreement duly executed by the Purchasers; and (B) the Voting Agreement duly executed by the Purchasers;

v. Velocitas GmbH shall have delivered to the Company all consents (other than those of the Company, Altrazeal Trading GmbH or Altrazeal AG) required in connection with the Velocitas Subdistributor Assignment.

vi. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Second Note, the Warrant, the Assignment Shares, the Preferred Shares (and the Common Stock issuable upon conversion thereof) pursuant to this Agreement shall be obtained and effective as of the Second Closing.

6.	Covenants.

6.1. Secondary Placement

.  If the aggregate Purchase Price paid by all of the Purchasers with respect to the Preferred Shares at the Second Closing under this Agreement is less than U.S. $4.0 million, then the Company shall use commercially reasonable efforts to pursue a private placement of Common Stock within 180 days of the Second Closing, and starting no later than June 30, 2017, with the objective of raising gross proceeds of no less than the difference, if any, between U.S. $4.0 million and the aggregate Purchase Price paid by all of the Purchasers with respect to the Preferred Shares at the Second Closing under this Agreement (the “Private Placement”).  The Board of Directors of the Company will determine the amount, price and other terms of the Private Placement. In the Private Placement, the investors will be permitted to join the Investment Rights Agreement, and major investors in the Private Placement (and any purchaser under the BackStop Agreement) will also be permitted to appoint directors.  BackStop Investor shall be an intended third party beneficiary of this Section 6.1.

6.2. Shareholder Meeting

.  The Company will call a meeting of its shareholders to be held no later than June 30, 2017 and submit at such meeting an amendment to the Articles increasing the authorized shares of Common Stock to a number not less than the Conversion Threshold, as defined in the Certificate of Designation.

6.3. Further Assurances

.  The Company shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Velocitas and the Purchaser may reasonably deem necessary or desirable to evidence and effectuate the transactions, including obtaining enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities that shall be applicable to the issuance and sale of the Securities.

7.	Miscellaneous.

7.1. Successors and Assigns

.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2. Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.3. Titles and Subtitles

.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4. Notices

.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.4.  If notice is given to the Company, a copy shall also be sent to Bryan T. Allen (ballen@parrbrown.com), Parr Brown Gee & Loveless, P.C., 101 South 200 East, Suite 700, Salt Lake City, Utah 84111 and if notice is given to the Purchasers, a copy shall also be given to R. Ronald Hopkinson (rhopkinson@cooley.com), Cooley LLP, 1114 Avenue of the Americas, New York, NY 10036.

7.5. No Finder’s Fees

.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.6. Fees and Expenses

.  At the First Closing, the Company shall pay the reasonable fees and expenses of Velocitas, including fees and expenses of Cooley LLP, the counsel for Velocitas, in an amount not to exceed $50,000 in the aggregate.  All other legal and other fees and expenses incurred by the Company or Purchasers in connection with the transaction contemplated by the Transaction Agreements will be borne by the party incurring such legal and other fees and expenses.

7.7. Amendments and Waivers

.  This Agreement may be amended, terminated or waived only with the written consent of the Company, and (i) each of the Purchasers party hereto.  Notwithstanding the foregoing, the Company may modify Exhibit A without the consent of the Purchasers to add Purchasers not previously identified on Exhibit A, to remove anticipated Purchasers who have not executed counterparts to this Agreement or to modify investment amounts consistent with the actual subscriptions by the Purchasers.

7.8. Severability

.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.9. Delays or Omissions

.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10. Entire Agreement

.  This Agreement (including the Exhibits hereto), the Certificate or Designation and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.11. Arbitration

. This Agreement, and all claims or causes of action (whether in contract or otherwise) that may be based upon, arise out of, or relate to this Security Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to this Agreement), shall be governed by the internal laws of the State of New York.  Any issue, controversy, or claim arising out of or related to this Agreement or any related documents hereto that cannot be resolved by mutual agreement shall be settled or resolved by binding arbitration in New York, New York pursuant to the Federal Arbitration Act and in accordance with the Commercial Arbitration Rules of the American Arbitration Association now or hereafter in effect. The parties to the dispute shall unanimously select the arbitrator. In the event the parties to the dispute are unable to unanimously select an arbitrator within ten (10) Business Days of a meeting called to appoint an arbitrator, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have the right to award individual relief which the arbitrator deems proper under the evidence presented and applicable law and consistent with the parties’ rights to, and limitations on, damages and other relief as expressly set forth in this Agreement. The award and decision of the arbitrator shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction. The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator. The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. IN AGREEING TO THE METHOD OF DISPUTE RESOLUTION SET FORTH IN THIS ARBITRATION CLAUSE, THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT EACH PREFERS TO RESOLVE DISPUTES BY ARBITRATION RATHER THAN THROUGH THE FORMAL COURT PROCESS. FURTHER, EACH OF THEM UNDERSTANDS THAT BY AGREEING TO ARBITRATION EACH OF THEM IS WAIVING THE RIGHT TO RESOLVE DISPUTES ARISING OR RELATING TO THIS AGREEMENT IN COURT BY A JUDGE OR JURY, THE RIGHT TO A JURY TRIAL, THE RIGHT TO DISCOVERY AVAILABLE UNDER THE APPLICABLE RULES OF CIVIL PROCEDURE, THE RIGHT TO FINDINGS OF FACT BASED ON THE EVIDENCE, AND THE RIGHT TO ENFORCE THE LAW APPLICABLE TO ANY CASE ARISING OR RELATING TO THIS AGREEMENT BY WAY OF APPEAL, EXCEPT AS ALLOWED UNDER THE FEDERAL ARBITRATION ACT. EACH OF THEM ALSO ACKNOWLEDGES THAT EACH HAS HAD AN OPPORTUNITY TO CONSIDER AND STUDY THIS ARBITRATION PROVISION, TO CONSULT WITH COUNSEL, TO SUGGEST MODIFICATION OR CHANGES, AND, IF REQUESTED, HAS RECEIVED AND REVIEWED A COPY OF THE FEDERAL ARBITRATION ACT AND THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

[Remainder of Page Intentionally Left Blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Note, Warrant and Preferred Stock Purchase Agreement as of the date first written above.

ULURU INC.:

By:  /s/ Terrance K. Wallberg

Name: Terrance K. Wallberg

(print)

Title: Vice President / Chief Financial Officer__

Address: 4452 Beltway Drive_______________

     Addison, TX  75001______________

Signature Page to Note, Warrant, and Preferred Stock Purchase Agreement

VELOCITAS:

VELOCITAS PARTNERS LLC

By: /s/ Vaidehi Ashok Shah

Name: Vaidehi Ashok Shah

(print)

Title:          Managing Member

Address:2113 Duck Hunter Pointe

Florence, SC  29501

PURCHASERS:

VELOCITAS I LLC

By:  Velocitas I Manager, LLC, it Manager

By: /s/ William Kennard___________________

Name: William Kennard

(print)

Title:          Managing Member

Address:2113 Duck Hunter Pointe

Florence, SC  29501

Signature Page to Note, Warrant, and Preferred Stock Purchase Agreement

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B-1 -	INITIAL NOTE

Exhibit B-2 -	SECOND NOTE

Exhibit C -	SECURITY AGREEMENT

Exhibit D -	WARRANT

Exhibit E -	VELOCITAS SUBDISTRIBUTOR ASSIGNMENT

Exhibit F -	CERTIFICATE OF DESIGNATION

Exhibit G -	INVESTORS’ RIGHTS AGREEMENT

Exhibit H -	BACKSTOP AGREEMENT

Exhibit I -	VOTING AGREEMENT

Exhibit J -	DISQUALIFICATION AND DISCLOSURE QUESTIONNAIRE

EXHIBIT A

SCHEDULE OF PURCHASERS

Name of Purchaser	Number of Preferred Shares	Purchase Price

EXHIBIT B

NOTE

EXHIBIT C

SECURITY AGREEMENT

EXHIBIT D

WARRANT

EXHIBIT E

VELOCITAS SUBDISTRIBUTOR ASSIGNMENT

EXHIBIT F

CERTIFICATE OF DESIGNATION

EXHIBIT G

INVESTOR RIGHTS AGREEMENT

EXHIBIT H

BACKSTOP AGREEMENT

EXHIBIT I

VOTING AGREEMENT

EXHIBIT J

DISQUALIFICATION AND DISCLOSURE QUESTIONNAIRE

[to be agreed upon for Second Closing]